EXHIBIT E

ASGI AURORA OPPORTUNITIES FUND, LLC

(A Delaware Limited Liability Company)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

~~Dated as of November 19, 2010, as amended in 2011~~Dated as of January 1, 2013

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		~~1~~4
ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS		~~4~~7
2.1	FORMATION OF LIMITED LIABILITY COMPANY	~~4~~7
2.2	NAME	~~5~~7
2.3	PRINCIPAL AND REGISTERED OFFICE	~~5~~7
2.4	DURATION	~~5~~8
2.5	BUSINESS OF THE FUND	~~5~~8
2.6	BOARD OF MANAGERS	~~7~~10
2.7	MEMBERS	~~8~~10
~~2.8~~	~~INITIAL CONTRIBUTION~~	~~8~~
~~2.9~~2.8	BOTH MANAGERS AND MEMBERS	~~8~~11
~~2.10~~2.9	LIMITED LIABILITY	~~9~~11
ARTICLE III: MANAGEMENT		~~9~~12
3.1	MANAGEMENT AND CONTROL	~~9~~12
3.2	ACTIONS BY THE BOARD OF MANAGERS	~~10~~13
3.3	OFFICERS	13
~~3.3~~3.4	MEETINGS OF MEMBERS	~~10~~14
~~3.4~~3.5	CUSTODY OF THE FUND’S ASSETS	~~11~~15
~~3.5~~3.6	OTHER ACTIVITIES OF MEMBERS AND MANAGERS	~~12~~15
~~3.6~~3.7	DUTY OF CARE	~~12~~16
~~3.7~~3.8	INDEMNIFICATION	~~12~~16
~~3.8~~3.9	FEES, EXPENSES AND REIMBURSEMENT	~~14~~18
ARTICLE IV: TERMINATION OF STATUS OF ~~ADVISER AND~~MANAGERS, TRANSFERS AND REPURCHASES		~~16~~19

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4.1	TERMINATION OF STATUS OF A MANAGER	~~16~~19
4.2	REMOVAL OF THE MANAGERS	~~16~~19
4.3	TRANSFER OF ~~INTERESTS~~SHARES OF MEMBERS	~~16~~20
4.4	REPURCHASE OF ~~INTERESTS~~SHARES	~~17~~21
ARTICLE V: ~~CAPITAL~~SHARES		~~19~~23
5.1	~~CAPITAL CONTRIBUTIONS~~SHARES	~~19~~23
5.2	RIGHTS OF MEMBERS ~~TO CAPITAL~~	~~20~~24
5.3	~~CAPITAL ACCOUNTS~~ISSUANCE OF SHARES	~~20~~25
5.4	~~ALLOCATION~~REGISTER OF ~~NET PROFIT AND NET LOSS; ALLOCATION OF OFFERING COSTS~~SHARES	~~20~~25
5.5	~~RESERVES~~WITHHOLDING	~~22~~25
5.6	~~TAX ALLOCATIONS~~RESERVES	~~22~~26
~~5.7~~	~~DISTRIBUTIONS~~	~~22~~
~~5.8~~	~~WITHHOLDING~~	~~23~~
ARTICLE VI: DISSOLUTION AND LIQUIDATION		~~23~~26
6.1	DISSOLUTION	~~23~~26
6.2	LIQUIDATION OF ASSETS	~~24~~26
ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS		~~25~~27
7.1	ACCOUNTING AND REPORTS	~~25~~27
7.2	DETERMINATIONS BY THE BOARD OF MANAGERS	~~25~~28
7.3	VALUATION OF ASSETS	~~25~~28
7.4	DISTRIBUTIONS TO MEMBERS.	28
7.5	POWER TO MODIFY FOREGOING PROCEDURES	29
7.6	DIVIDEND REINVESTMENT PLAN	29
ARTICLE VIII: MISCELLANEOUS PROVISIONS		~~26~~30

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8.1	AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT	~~26~~30
8.2	SPECIAL POWER OF ATTORNEY	~~27~~31
8.3	NOTICES	~~28~~32
8.4	AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS	~~28~~32
8.5	APPLICABILITY OF 1940 ACT AND FORM N-2	~~28~~32
8.6	CHOICE OF LAW	~~28~~32
8.7	NOT FOR BENEFIT OF CREDITORS	~~29~~33
8.8	THIRD-PARTY BENEFICIARIES	~~29~~33
8.9	MERGER AND CONSOLIDATION	~~29~~33
8.10	PRONOUNS	~~29~~33
8.11	CONFIDENTIALITY	~~29~~33
8.12	SEVERABILITY	~~30~~34
8.13	FILING OF RETURNS	~~31~~35
~~8.14~~	~~TAX MATTERS PARTNER~~	~~31~~
~~8.15~~	~~SECTION 754 ELECTION~~	~~31~~
~~8.16~~8.14	USE OF NAMES “ALTERNATIVE STRATEGIES GROUP, INC.,” “ASGI” AND “ASGI ~~AURORA OPPORTUNITIES FUND~~AURORA OPPORTUNITIES FUND, LLC”	~~32~~35
~~8.17~~8.15	ACKNOWLEDGMENT BY THE PARTIES	~~32~~35

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ASGI AURORA OPPORTUNITIES FUND, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of ASGI Aurora Opportunities Fund, LLC (the “Fund”) is dated as of ~~November 19, 2010~~January 1, 2013 by and among ~~Alternative Strategies Group, Inc., as the Initial Managing Member~~the Board of Managers and the Members, and those Persons hereinafter admitted as Members.

WHEREAS, the Fund has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the “Certificate”) dated and filed with the Secretary of State of Delaware on November 19, 2010~~.~~;

WHEREAS, the Board of Managers has approved this amendment and restatement of the Limited Liability Company Agreement by resolutions duly adopted at a meeting of the Managers on [                      ], 2012;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I: DEFINITIONS

For purposes of this Agreement:

“1940 ACT” - The Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“ADVISERS ACT” - The Investment Advisers Act of 1940, as amended, and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

“AFFILIATE” -  An affiliated person of a person as such term is defined in the 1940 Act.

“AGREEMENT” - This Amended and Restated Limited Liability Company Agreement, as further amended from time to time.

“ASGI” - Alternative Strategies Group, Inc., a North Carolina corporation, or any successor thereof.

“BOARD” - The Board of Managers established pursuant to Section 2.6.

“BUSINESS DAY” - A day on which banks are ordinarily open for normal banking business in New York or such other day or days as the Board may determine in its sole and absolute discretion.

~~“CAPITAL ACCOUNT” - With respect to each Member, the capital account established and maintained on behalf of such Member pursuant to Section 5.3.~~

~~“CAPITAL CONTRIBUTION” - With respect to each Member, the amount of capital contributed to the Fund pursuant to Section 5.1.~~

“CERTIFICATE” - The Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

“CLASS” ~~-~~- A class (within the meaning of Section 18-302 of the Delaware Act) of ~~Interests~~Shares created pursuant to Section 3.1(e).

~~“CLASS A Interest” -- A Class of Interests issued by the Fund, which Class shall be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) and a Placement Fee described in Section 3.8(e).~~

~~“CLASS I Interest” – A Class of Interests issued by the Fund, which Class shall not be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) or a Placement Fee described in Section 3.8(e), but shall otherwise be subject to the same provisions as are applicable hereunder to the Class A Interests.~~

~~“CLOSING DATE” - The first date on or as of which a Person other than ASGI is admitted to the Fund as a Member.~~

“CODE” - The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“CONVERSION” - The conversion of the Fund from classification as a partnership to classification as a corporation for U.S. federal income tax purposes, electing to be treated as a regulated investment company under Subchapter M of the Code.

“CONVERSION DATE” - The effective date of the Fund’s election to be classified as a corporation for federal income tax purposes.

“DELAWARE ACT” - The Delaware Limited Liability Company Act, as amended from time to time, or any successor law.

“FISCAL PERIOD” - The period commencing on the ~~Closing Date~~Conversion date, and thereafter each period commencing on the day immediately following the last calendar day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

1)	the last day of each Fiscal Year;
2)	the last day of each Taxable Year; or
~~3)~~	~~the day preceding any day as of which a contribution to the capital of the Fund is made pursuant to Section 5.1;~~
~~4~~3)	any day on which the Fund values any ~~Interest~~Shares of any Member in connection with the issuance or repurchase of such ~~Interests;~~Shares.

~~5)~~	~~the day upon which any subadvisory agreement is terminated; or~~
~~6)~~
~~any day (other than one specified in clause (2) above) as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited from the Capital Accounts of all Members in accordance with their respective ownership of Interests.~~

“FISCAL YEAR” - The period commencing on the ~~Closing Date~~Conversion date and ending on the next succeeding March 31, and thereafter each period commencing on April 1 of each year and ending on the immediately following March 31 (or on the date of the final distribution pursuant to Section 6.2 hereof), unless and until the Board shall elect another fiscal year for the Fund.

“FORM N-2” - The Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

“FUND” - The limited liability company governed hereby.

~~“INCENTIVE PERIOD” – With respect to any Member, the period commencing on the day such Member makes a Capital Contribution or the day immediately following the last day of the preceding Incentive Period, and ending at the close of business on the first to occur of the following dates:~~

~~1) the last day of each taxable year;~~
~~2) the date of a repurchase of all or a portion of such Member’s Interest; or~~
~~3) the date of the termination of any subadviser.~~

“INDEMNITEES” - Each Manager of the Fund and the directors, officers and employees of the Fund (including his or her respective executors, heirs, assigns, successors, or other legal representatives).

“INDEPENDENT MANAGERS” - Those Managers who are not “interested persons” of the Fund as such term is defined by the 1940 Act.

~~“INITIAL MANAGING MEMEBER” - ASGI.~~

~~“INTERESTS” - The limited liability company interests, each representing an ownership interest in the Fund, including the rights and obligations of a Member under this Agreement and the Delaware Act.~~

“INVESTMENT FUNDS” - Investment funds in which the Fund’s assets are invested.

“INVESTMENT MANAGERS” - The organizations that manage and direct the investment activities of Investment Funds or are retained to manage and invest designated portions of the Fund’s assets.

“MANAGER” - An individual designated as a Manager of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of the Fund~~; the term Manager shall include the Initial Managing Member~~.

“MEMBER” - Any Person who shall have been admitted to the Fund as a member (including any Manager in such Person’s capacity as a member of the Fund but excluding any Manager in such Person’s capacity as a Manager of the Fund) until such Person ceases to be a Member in accordance with the terms hereof and the Delaware Act; such term includes ASGI (and any Affiliate of ASGI to the extent such Affiliate makes ~~a capital contribution to~~an investment in the Fund and shall have been admitted to the Fund as a ~~member)~~Member.

“NET ASSETS” - The total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of ~~Interests~~Shares. With respect to any Class of Shares, the total value of the portion of all assets of the Fund attributable to such Class, less an amount equal to the portion of all accrued debts, liabilities and obligations of the Fund attributable to such Class, calculated before giving effect to any repurchases of Shares of such Class, in accordance with the Fund’s multi-class share plan adopted pursuant to Rule 18f-3 under the 1940 Act as in effect from time to time. The Net Assets of the Fund will be computed as of the close of business on the last calendar day of each Fiscal Period. ~~Securities and assets of~~In computing Net Assets, the Fund will ~~be valued at market value, if market quotations are readily available, or will be valued based upon estimates made in good faith by the Board~~value its assets in accordance with ~~procedures adopted by the Board~~Section 7.3. Expenses of the Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing Net Assets.

“NET ASSET VALUE” - With respect to any ~~Interest, the portion of the Fund’s~~Share, Net Assets ~~attributable to the Capital Account for such Interest~~of the applicable Class of Shares divided by the number of Shares of such Class outstanding at the applicable date.

~~“NET PROFIT OR NET LOSS” - The amount by which the Net Assets as of the close of business on the last calendar day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Fund, as of the close of business on the Closing Date).~~

~~“1940 ACT” - The Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.~~

“PERSON” - Any individual, limited partnership, corporation, association, limited liability company or partnership, estate, trust, governmental authority or other legal entity and his, her or its heirs, executors, administrators, legal representatives, successors and assigns where the context requires.

~~“PLACEMENT AGENT” – Alternative Strategies Brokerage Services, Inc. or such additional or successor Placement Agent as shall be designated from time to time.~~

“PRIOR LIMITED LIABILITY COMPANY AGREEMENT” - The Fund’s Limited Liability Company Agreement dated as of November 9, 2010, as amended in 2011.

“REGULATIONS” - Treasury Regulations promulgated under the Code.

“SECURITIES” - Securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency, commodity, any type of derivative instrument and financial instrument and any contract based on any index or group of securities, debt obligations, currencies, commodities, any options thereon and any interests, units or shares issued by an Investment Fund.

“SHARES” - The Shares of undivided limited liability company interest, each representing an ownership interest in the Fund, including the rights and obligations of a Member under this Agreement and the Delaware Act and further including fractions of Shares.  Shares include those Shares issued as a result of the redenomination of the “Interests” previously issued by the Company under the Prior Limited Liability Company Agreement, such redenomination having been effected in connection with the Conversion.  Shares of any Class shall be issued at the Net Asset Value for such Class as of the date of issuance.

~~“SPECIAL MEMBER” – ASGI.~~

~~“SPECIAL MEMBER ACCOUNT” – A Capital Account established and maintained on behalf of the Special Member pursuant to Section 5.3 hereof for purposes of receiving the Performance Allocation pursuant to Section 5.4 hereof.~~

“TAXABLE YEAR” - The period commencing on the ~~Closing Date~~Conversion date and ending on the next succeeding ~~December~~October 31, and thereafter each period commencing on ~~January~~November 1 of each year and ending on the immediately following ~~December~~October 31 (or on the date of the final distribution pursuant to Section 6.2 hereof), unless and until the Board shall elect another taxable year for the Fund.

“TRANSFER” - The assignment, transfer, sale, encumbrance, pledge, or other disposition of ~~an Interest, or portion thereof~~a Share, including any right to receive any ~~allocations and~~ distributions attributable to such ~~Interest~~Share, and “TRANSFEROR” and “TRANSFEREE” mean the respective parties to a Transfer.

“VALUATION DATE” - The date as of which the Fund values ~~Interests~~Shares for purposes of determining the price at which ~~Interests~~Shares are to be repurchased by the Fund pursuant to an offer made by the Fund pursuant to Section 4.4 hereof.

ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS

2.1           FORMATION OF LIMITED LIABILITY COMPANY

The Fund has been formed as a limited liability company ~~at the direction of ASGI as the Initial Managing Member, who authorized~~by the filing of the Certificate~~.  Such formation and filing are hereby ratified by the execution of this Agreement~~.  The Board shall cause the execution and filing in accordance with the Delaware Act of any amendment to the Certificate and shall cause the execution and filing with applicable governmental authorities of any other instruments, documents, and certificates that, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or as such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund.

2.2           NAME

The Fund’s name shall be “ASGI Aurora Opportunities Fund, LLC” or such other name as the Board may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.

2.3           PRINCIPAL AND REGISTERED OFFICE

The Fund shall have its principal office c/o ASGI, 401 South Tryon Street, Charlotte, North Carolina  28202, or at such other place as may be designated from time to time by the Board.

The Fund shall have its registered office in Delaware at Corporation Service Company and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board.

2.4           DURATION

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5           BUSINESS OF THE FUND

(a)           The business of the Fund is, either directly or indirectly, through one or more other pooled investment vehicles, to purchase, sell (including short sales), invest, and trade in Securities, on margin or otherwise, to engage in any financial or derivative transactions relating thereto or otherwise, and to invest in one or more other ~~funds~~Investment Funds as a fund of funds. The Fund may execute, deliver, and perform all contracts, agreements, subscription documents, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out its objective or business.

(b)           The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board and the Members, to the extent required by the 1940 Act. The Fund may register its ~~Interests~~Shares under the Securities Act of 1933, as amended, but need not so register ~~Interests~~Shares.

(c)           In furtherance of the Fund’s business, the Board shall have the authority to take the following actions, and to delegate such portion or all of such authority to such officers of the Fund as the Board may elect:

(1)           To engage in the Conversion.

(~~1~~2)           To acquire or buy, and invest the Fund’s property in, own, hold for investment or otherwise, and to sell or otherwise dispose of, all types and kinds of ~~Securities~~securities and investments of any kind including, but not limited to, interests, shares or units of Investment Funds, stocks, profit-sharing interests or participations and all other contracts for or evidences of equity interests, bonds, debentures, warrants and rights to purchase securities, and interests in loans, certificates of beneficial interest, bills, notes and all other contracts for or evidences of indebtedness, money market instruments including bank certificates of deposit, finance paper, commercial paper, bankers’ acceptances and other obligations, and all other negotiable and non-negotiable securities and instruments, however named or described, issued by corporations, trusts, associations or any other Persons, domestic or foreign, or issued or guaranteed by the United States of America or any agency or instrumentality thereof, by the government of any foreign country, by any ~~state~~State, territory or possession of the United States, by any political subdivision or agency or instrumentality of any state or foreign country, or by any other government or other governmental or quasi-governmental agency or instrumentality, domestic or foreign; to acquire and dispose of interests in domestic or foreign loans made by banks and other financial institutions; to deposit any assets of the Fund in any bank, trust company or banking institution or retain any such assets in domestic or foreign cash or currency; to purchase and sell gold and silver bullion, precious or strategic metals, and coins and currency of all countries; to engage in “when issued” and delayed delivery transactions; to enter into repurchase agreements, reverse repurchase agreements and firm commitment agreements; to employ all types and kinds of hedging techniques and investment management strategies; and to change the investments of the Fund.

(~~2~~3)           To acquire (by purchase, subscription or otherwise), to hold, to trade in and deal in, to acquire any rights or options to purchase or sell, to sell or otherwise dispose of, to lend and to pledge any of the Fund’s property or any of the foregoing securities, instruments or investments; to purchase and sell options on securities, currency, precious metals and other commodities, indices, futures contracts and other financial instruments and assets and enter into closing and other transactions in connection therewith; to enter into all types of commodities contracts, including, without limitation, the purchase and sale of futures contracts on securities, currency, precious metals and other commodities, indices and other financial instruments and assets; to enter into forward foreign currency exchange contracts and other foreign exchange and currency transactions of all types and kinds; to enter into interest rate, currency and other swap transactions; and to engage in all types and kinds of hedging and risk management transactions.

(~~3~~4)           To exercise all rights, powers and privileges of ownership or interest in all securities and other assets included in the Fund property, including, without limitation, the right to vote thereon and otherwise act with respect thereto; and to do all acts and things for the preservation, protection, improvement and enhancement in value of all such securities and assets.

(~~4~~5)           To acquire (by purchase, lease or otherwise) and to hold, use, maintain, lease, develop and dispose of (by sale or otherwise) any type or kind of property, real or personal, including domestic or foreign currency, and any right or interest therein.

(~~5~~6)           To borrow money and in this connection issue notes, commercial paper or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security all or any part of the Fund property; to endorse, guarantee, or undertake the performance of any obligation or engagement of any other Person; to lend all or any part of the Fund’s property to other Persons; and to issue general unsecured or other obligations of the Fund, and enter into indentures or agreements relating thereto.

(~~6~~7)           To aid, support or assist by further investment or other action any Person, any obligation of or interest which is included in the Fund’s property or in the affairs of which the Fund has any direct or indirect interest; to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest; and to guarantee or become surety on any or all of the contracts, securities and other obligations of any such Person.

(~~7~~8)           To join other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Board shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Board shall deem proper.

(~~8~~9)           To carry on any other business in connection with or incidental to any of the foregoing powers referred to in this Agreement, to do everything necessary, appropriate or desirable for the accomplishment of any purpose or the attainment of any object or the furtherance of any power referred to in this Agreement, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or arising out of or connected with such business or purposes, objects or powers.

2.6           BOARD OF MANAGERS

(a)           The ~~Board shall initially consist of the Initial Managing Member.  Prior to the Closing Date, the Initial Managing Member may designate individuals who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the Board of Managers.  By signing this Agreement, a subscription agreement, application or certification in connection with the purchase or acquisition of an Interest, a Member admitted on the Closing Date shall be deemed~~

~~to have voted for the election of each of the Managers so designated as of the Closing Date.  After the Closing Date, the~~ Board may, subject to the provisions ~~of paragraphs (b) and (c)~~ of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers to the Board by Members, designate any Person who shall agree to be bound by all of the terms of this Agreement as a Manager.  The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund.  ~~After the Closing Date, the~~The number of Managers shall be fixed from time to time by the Board.

(b)           Each Manager shall serve on the Board for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.1 or Section 4.2 hereof.  In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Board may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board.

(c)           In the event that no Manager remains to continue the business of the Fund, ASGI shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7           MEMBERS

~~(a)           ASGI is hereby admitted as a Member of the Fund effective as of the time of its execution of this Agreement, and ASGI shall make the contribution and receive an Interest as set forth in Section 2.8.~~

~~(b)~~           The Fund may offer ~~Interests~~Shares for purchase by investors (including through exchange) in such manner and at such times as may be determined by the Board.  Each subscription for ~~an Interest~~Shares is subject to the receipt by the Fund or its custodian of cleared funds on or before the acceptance date for such subscription in the full amount of such subscription or such other consideration as the Board may consider appropriate or on such other terms as may be set forth in the Fund’s registration statement on Form N-2.  Subject to the foregoing, a Person may be admitted to the Fund as a Member upon approval of the Board, subject to the condition that such Person shall execute and deliver a subscription agreement, application, certification or other document specified by the Board pursuant to which such Member agrees to be bound by all the terms and provisions of this Agreement.  The Board may, in its sole and absolute discretion, reject any subscription for ~~an Interest~~Shares.  The Board may, in its sole and absolute discretion, suspend the offering of the ~~Interests~~Shares at any time. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the ~~contribution to the capital of the Fund of~~purchase price paid by such Member for such Member’s Shares.

~~2.8           INITIAL CONTRIBUTION~~

~~ASGI has made an initial contribution of capital in the amount of $10,000 to the Fund in exchange for an Interest in the Fund, which Interest shall have the same rights as other Interests held by Members.~~

~~2.9~~2.8                      BOTH MANAGERS AND MEMBERS

A Member may also be a Manager for purposes of the Delaware Act, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.

~~2.10~~2.9                      LIMITED LIABILITY

Except as provided under the Delaware Act or the 1940 Act, a Member shall not be liable for the Fund’s debts, obligations, and liabilities in any amount in excess of ~~the capital account balance of~~ such ~~Member~~Member’s investment in the Fund.  Except as provided under the Delaware Act or the 1940 Act, a Manager and any Officer shall not be liable for the Fund’s debts, obligations or liabilities, and any such officer or agent shall be deemed to be a Manager within the meaning of Sections 18-101(10) and 18-303(a) of the Delaware Act and of this Section 2.9.

ARTICLE III: MANAGEMENT

3.1           MANAGEMENT AND CONTROL

(a)           Management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board.  The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware stock corporation organized under the Delaware General Corporation Law ~~and~~, (ii) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware stock corporation, and (iii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware stock corporation who is not an “interested person” of such company, as such term is defined by the 1940 Act.  During any period in which the Fund shall have no ~~other~~ Managers, ASGI~~, as the Initial Managing Member,~~ or its assignee shall have the authority to manage the business and affairs of the Fund~~,~~ and to bind ~~the Fund~~it.

(b)           Subject to the last sentence of Section 3.1(a), Members, in their capacity as Members, shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(c)           The Board may create one or more committees consisting of one or more Board ~~Members~~members, and it may delegate to any other Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law, and may appoint Persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board consistent with applicable law and with this Agreement.

(d)           The Board shall have full power and authority to adopt By-Laws providing for the conduct of the business of the Fund and containing such other provisions as they deem necessary, appropriate or desirable, subject to the voting powers of one or more Classes created pursuant to this Section 3.1, to amend and repeal such By-Laws; provided, however, that, to the extent the By-Laws are inconsistent with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall control.  Unless the By-Laws specifically require that Members authorize or approve the amendment or repeal of a particular provision of the By-Laws or otherwise required by the 1940 Act, any provision of the By-Laws may be amended or repealed by the Board without Member authorization or approval.

(e)           The Board shall have the full power and authority, without Member approval, subject to applicable law, to authorize one or more Classes of ~~Interests; Interests~~Shares; Shares of each such Class having such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board may determine and as shall be set forth in a resolution adopted in accordance with this Agreement and, if applicable, the By-Laws.  The Board may ~~amend this Agreement~~, without Member approval, amend this Agreement to provide for the terms of such Class or Classes or provide for the terms of such Class or Classes in a written plan adopted by the Board pursuant to Rule 18f-3 under the 1940 Act.

3.2           ACTIONS BY THE BOARD OF MANAGERS

(a)           Except as otherwise required by the 1940 Act and unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present~~;~~ (in person or, if in person attendance is not required by the 1940 Act, by telephone or other electronic means by which all persons entitled to vote at the meeting may hear one another) or (ii) by written consent of a majority of the Managers without a meeting, if permissible under the 1940 Act.

(b)           The Board may designate from time to time a Principal Manager or chair who shall preside at all meetings of the Board. Meetings of the Board may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone or other electronic means except where in person attendance at a meeting is required by the 1940 Act.  A majority of the Managers shall constitute a quorum at any meeting.

3.3           OFFICERS

(a)           The Board of Managers may elect one or more Officers.  The Board of Managers may also delegate to an Officer the authority to appoint, remove or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Managers shall at any time and from time to time deem to be advisable.  A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund any instrument required by law to be executed, acknowledged and verified by more than one Officer.  No Officer need also be a Director.

(b)           Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Managers, or by an Officer acting under authority delegated by the Board of Managers, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him.  Any Officer may resign at any time by written notice to the Fund.  Any Officer may be removed at any time by the Board of Managers or by an Officer acting under authority delegated by the Board of Managers if in its or his judgment the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

(c)           If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers or by another Officer acting under authority delegated by the Board of Managers.  Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

(d)           All Officers as between themselves and the Fund shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Managers or by the Officer acting under authority delegated by the Board of Managers.

3.4           MEETINGS OF MEMBERS

(a)           Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board (or by ASGI in accordance with Section 2.6(c)) or by Members holding ~~Interests with an aggregate Net Asset Value of~~ 25% or more of the ~~aggregate Net Asset Value of all Interests~~issued and outstanding Shares, and may be held at such time, date and place as the Board (or ASGI, if applicable under Section 2.6(c)) shall determine.  The Board (or ASGI in accordance with Section 2.6(c)) shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting at least 10 days prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding 40% or more of ~~the aggregate Net Asset Value of~~ all ~~Interests~~issued and outstanding Shares as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by the Board, by ASGI (in connection with a meeting under Section 2.6(c)), or by action of the Members holding a majority~~, by aggregate Net Asset Value,~~ of the ~~Interests~~Shares present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting. In the event the Fund invests in another registered investment company pursuant to Section 12(d)(1)(F) of the 1940 Act, and such other registered investment company holds a meeting (other than to vote on the termination of such registered investment company’s business, which may be determined by the Board), the Fund shall either seek instructions from its Members with regard to the voting of all proxies with respect to such Security and to vote such proxies only in accordance with such instructions, or to vote the shares held by it in the same proportion as the vote of all other holders of such Security.

(b)           Each Member shall be entitled to cast at any meeting of Members a number of votes ~~equivalent~~equal to ~~such Member’s percentage ownership in~~ the ~~Fund~~number of Shares of such Member as of the record date for such meeting. The Board shall establish a record date not less than 10 days nor more than 90 days prior to the date of any meeting of Members as the record date for determining eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.  ~~The Special Member interest in the Special Member Account shall be a non-voting interest.~~

(c)           A Member may vote at any meeting of Members by a proxy, provided that such proxy is authorized to act by (i) a written instrument properly executed by the Member and filed with the Fund before or at the time of the meeting or (ii) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Board. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all ~~Interests~~Shares entitled to vote thereon were present and voted.  The Board may establish a record date for such vote not less than 2 days nor more than 90 days prior to the date  such request for consent is first mailed as the record date for determining eligibility to consent and the number of votes that each Member will be entitled to give its consent with respect to, and shall maintain for each record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to give its consent with respect to.

~~3.4~~3.5                      CUSTODY OF THE FUND’S ASSETS

The physical possession of all funds, Securities, or other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

~~3.5~~3.6                      OTHER ACTIVITIES OF MEMBERS AND MANAGERS

(a)           The Managers and Officers shall not be required to devote all of their time to the affairs of the Fund, but shall devote such time as the Managers or Officers may reasonably believe to be required to perform their obligations under this Agreement.

(b)           Any Member, Officer or Manager, and any Affiliate of any Member, Officer or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquiring and disposing of Securities, providing of investment advisory or brokerage services, serving as directors, officers, employees, advisors, or agents of other companies, partners of any partnership, ~~members~~managers of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member, Officer or Manager shall have any rights in or to any such activities of any other Member, Officer or Manager, or in or to any profits derived therefrom.

~~3.6~~3.7                      DUTY OF CARE

(a)           No Manager shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of a Manager’s services pursuant to any agreement, including this Agreement, between a Manager and the Fund for the provision of services to the Fund unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Manager constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the performance of his services to the Fund.

(b)           Members that are not in breach of any obligation hereunder or under ~~the~~their subscription agreement, application or certification or under any other document pursuant to which Members agree to be bound by all the terms and provisions of this Agreement shall be liable to the Fund, any other Member, or third parties only as provided under the Delaware Act.

~~3.7~~3.8                      INDEMNIFICATION

(a)           To the fullest extent permitted by law, the Fund shall, subject to Section ~~3.7~~3.8(b) hereof, indemnify each Indemnitee against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such Indemnitee may be or may have been involved as a party or otherwise, or with which such Indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Fund or the past or present performance of services to the Fund by such Indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such Indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee’s offices. The rights of indemnification provided under this Section ~~3.7~~3.8 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section ~~3.7~~3.8 to the fullest extent permitted by law.

(b)           Expenses so incurred by such Indemnitees, including, but not limited to, reasonable counsel fees and accounting and auditing expenses (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such Indemnitees to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section ~~3.7~~3.8(a) hereof; provided, however, that (i) such Indemnitees shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnitees against losses arising by reason of such Indemnitees’ failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such Indemnitees ultimately will be entitled to indemnification.

(c)           As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee’s offices, indemnification shall be provided pursuant to Section ~~3.7~~3.8(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such Indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee’s offices, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such Indemnitee against any liability to the Fund or its Members to which such Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee’s offices.

(d)           Any indemnification or advancement of expenses made pursuant to this Section ~~3.7~~3.8 shall not prevent the recovery from any Indemnitee of any such amount if such Indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee’s offices.  In (i) any suit brought by a Manager (or other Person entitled to indemnification hereunder) to enforce a right to indemnification under this Section

~~3.7~~3.8, it shall be a defense that, and (ii) ~~in~~ any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section ~~3.7~~3.8, the Fund shall be entitled to recover such expenses upon a final adjudication that, the Manager or other Person claiming a right to indemnification under this Section ~~3.7~~3.8 has not met the applicable standard of conduct set forth in this Section ~~3.7~~3.8. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section ~~3.7~~3.8, the burden of proving that the Manager or other Person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section ~~3.7~~3.8 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)           The Indemnitees may not satisfy any right of indemnification or advancement of expenses granted in this Section ~~3.7~~3.8 or to which such Indemnitees may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section ~~3.7~~3.8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other Person.

~~3.8~~3.9                      FEES, EXPENSES AND REIMBURSEMENT

(a)           The Board may cause the Fund to compensate each Manager who is not an “interested person” of the Fund (as defined in the 1940 Act), and such Manager may be reimbursed by the Fund for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.

(b)           The Fund ordinarily will bear all expenses incurred in its business and operations. ~~Expenses~~Costs and expenses borne by the Fund include, but are not limited to, the following:

(1)           the investment advisory fee paid to and certain out-of-pocket expenses incurred by the Fund’s investment adviser;

(2)           all costs and expenses directly related to investment transactions and positions for the Fund’s account, including, but not limited to, advisory fees, performance ~~allocation~~allocations, brokerage commissions, placement fees, issue and transfer taxes, research fees (unless otherwise agreed) and fees associated with certain computer research tools exclusively utilized by or for the Fund, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends, and indirect expenses from investments in Investment Funds;

(3)           all costs and expenses associated with organizational matters, the operation and registration of the Fund, offering costs and the costs of compliance with applicable federal and state laws, including any regulatory filings;

(4)           attorneys’ fees and disbursements associated with updating the Fund’s registration statement, the private placement memorandum and other offering related documents (the “Offering Materials”); the costs of printing the Offering Materials and, to the extent permitted under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, the costs of distributing such materials to prospective investors; and attorneys’ fees and disbursements associated with the preparation and review thereof;

(5)           the costs and expenses of holding meetings of the Board and any meetings of Members, including costs associated with the preparation and dissemination of proxy materials;

(6)           the fees and disbursements of the Fund’s counsel, legal counsel to the Independent Managers, if any, auditing and accounting expenses and fees and disbursements for independent accountants for the Fund, and other consultants and professionals engaged on behalf of the Fund, and any extraordinary expenses;

(7)           all costs and expenses associated with the Fund’s repurchase offers;

(8)           all fees paid to the Independent Managers as compensation for serving in such capacity, including fees and travel~~-~~ related expenses of the Independent Managers;

(9)           the fees payable to custodians and other Persons providing administrative services to the Fund and out~~-~~ of~~-~~ pocket expenses they incur on the Fund’s behalf;

(10)           the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund, the Board or Indemnitees;

(11)           all costs and expenses of preparing, setting in type, printing, filing and distributing reports, tax information and other communications to Members;

(12)           all expenses associated with computing the Fund’s Net Assets, including any equipment or services obtained for these purposes;

(13)           all taxes, membership dues, interest on borrowings, nonrecurring and extraordinary expenses; and

(14)           such other types of expenses as may be approved from time to time by the Board.

(c)           Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other registered or unregistered investment funds or other accounts for which ASGI, or any Affiliate of ASGI, acts as general partner, managing member, manager or investment adviser (or the equivalent), purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

~~(d)           The Fund shall pay to the Placement Agent with respect to the aggregate Net Asset Value of all Class A Interests (to the extent such Interests have been outstanding for at least one year) an investor distribution and servicing fee for providing investor services (the “Investor Distribution and Servicing Fee”), calculated and accrued at the end of each calendar month (before any repurchases of Class A Interests being made at the end of the applicable month), at the rate of 0.75% per annum of such aggregate Net Asset Value as of the end of such month. Such Investor Distribution and Servicing Fee shall be paid in arrears at the end of each calendar quarter.~~

~~(e)           Investments in Class A Interests of less than $500,000 are subject to a placement fee of 2.00%; investments in Class A Interests of $500,000 or more and less than $1,000,000 are subject to a placement fee of 1.00% and investments in Class A Interests of $1,000,000 or more are subject to a placement fee of 0.50% (in each case, the “Placement Fee”).  In the event that a Member makes a contribution with respect to its Class A Interest on more than one occasion, the Placement Fee charged at the time of any contribution shall be charged at the rate that would apply if the aggregate of all of the Member’s current and prior contributions were being made at that time.  The Placement Fee may be waived in whole or in part by the Placement Agent in its sole discretion.~~

ARTICLE IV: TERMINATION OF STATUS OF ~~ADVISER AND~~ MANAGERS,
 TRANSFERS AND REPURCHASES

4.1           TERMINATION OF STATUS OF A MANAGER

The status of a Manager shall terminate if the Manager (a) shall die; (b) shall be adjudicated incompetent; (c) shall voluntarily resign as a Manager; (d) shall be removed in accordance with Section 4.2; (e) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (f) shall be declared bankrupt by a court with appropriate jurisdiction, ~~files~~file a petition commencing a voluntary case under any bankruptcy law or ~~makes~~make an assignment for the benefit of creditors; (g) shall have a receiver appointed to administer the property or affairs of such Manager; or (h) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

4.2           REMOVAL OF THE MANAGERS

Any Manager may be removed either (a) with or without cause by the vote or written consent of at least two thirds (2/3) of the Managers not subject to the removal vote (but only if there are at least three Managers serving on the Board at the time of such vote or written consent) or (b) with or without cause by, if at a meeting, a vote of the Members holding a majority of the total number of votes present at such meeting or, if by written consent, a vote of Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

4.3           TRANSFER OF ~~INTERESTS~~SHARES OF MEMBERS

(a)           ~~The Interest, or any portion thereof,~~Shares of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion); provided, however, that the Board may not consent to any Transfer other than a Transfer (A) in which the tax basis of the ~~Interest~~Shares in the hands of the Transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferor (e.g., certain Transfers to affiliates, gifts, and contributions to family partnerships), (B) to members of the Member’s immediate family (brothers, sisters, spouse, parents, and children), (C) as a distribution from a qualified retirement plan, or (D) a Transfer to which the Board may consent pursuant to the following sentence. The Board may consent to other pledges, Transfers, or assignments under such other circumstances and conditions as it, in its sole and absolute discretion, deems appropriate~~; provided, however, that prior to any such pledge, Transfer, or assignment, the Board shall consult with counsel to the Fund to ensure that such pledge, Transfer, or assignment will not cause the Fund to be treated as a “publicly traded partnership” taxable as a corporation~~. In no event, however, will any Transferee or assignee be admitted as a Member without the consent of the Board, which may be withheld in its sole and absolute discretion. Any pledge, Transfer, or assignment not made in accordance with this Section 4.3 shall be void.

(b)           The Board may not consent to a Transfer of ~~all or a portion of the Interest~~Shares of a Member unless: (i) the Person to whom the ~~Interest is~~Shares are Transferred (or each of the Person’s beneficial owners if such a Person is a “private investment company” as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a Person whom the Board believes is an “Eligible Investor” as described in the Fund’s Form N-2; and (ii) all the ~~entire Interest~~Shares of the Member ~~is~~are Transferred to a single Transferee or, after the Transfer of less than all the Member’s ~~Interest~~Shares, the ~~balance~~Net Asset Value of the ~~Capital Account~~Shares of each of the Transferee and Transferor is not less than the amount as may be fixed from time to time by the Board as the Fund’s minimum investment, if any.  Any Transferee that acquires ~~an Interest~~Shares by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member or otherwise, shall be entitled to the ~~allocations and~~ distributions allocable to the ~~Interest~~Shares so acquired and to Transfer such ~~Interest~~Shares in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such Transferee becomes a substituted Member. If a Member Transfers ~~all or a portion of an Interest~~Shares with the approval of the Board, the Board shall promptly take all necessary actions so that the Transferee to whom such ~~Interest is~~Shares are Transferred is admitted to the Fund as a Member. Each Member effecting a Transfer and its Transferee agree to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with such Transfer.

(c)           Each Member shall indemnify and hold harmless the Fund, the Managers, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such Persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3 and (ii) any misrepresentation by such Member in connection with any such Transfer.
~~(d)           The Special Member may not transfer its interest in the Special Member Account.~~
4.4           REPURCHASE OF ~~INTERESTS~~SHARES

(a)           Except as otherwise provided in this Agreement, no Member or other Person holding ~~an Interest~~Shares shall have the right to withdraw or tender to the Fund for repurchase of ~~such Interest~~those Shares. The Board from time to time, in its sole and absolute discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase ~~Interests~~Shares pursuant to written tenders~~. However, the Fund shall not offer to repurchase Interests on more than four occasions during any one Taxable Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members~~. In determining whether to cause the Fund to repurchase ~~Interests~~Shares pursuant to written tenders, the Board shall consider the following factors, among others:

(1)           whether any Members have requested to tender ~~Interests~~Shares to the Fund;

(2)           the liquidity of the Fund’s assets;

(3)           the investment plans and working capital requirements of the Fund;

(4)           the relative economies of scale with respect to the size of the Fund;

(5)           the history of the Fund in repurchasing ~~Interests~~Shares; and

(6)           the economic condition of the securities markets~~; and~~.

~~(7)           the anticipated tax consequences of any proposed repurchases of Interests.~~

The Board shall cause the Fund to repurchase ~~Interests~~Shares pursuant to written tenders only on terms determined by the Board to be fair to the Fund and to all Members (including Persons holding ~~Interests~~Shares acquired from Members), as applicable, and otherwise in a manner consistent with Sections 18-607 and 18-804 of the Delaware Act, to the extent applicable.

(b)           A Member who tenders for repurchase only a portion of the Member’s ~~Interest~~Shares will be required to ~~maintain a Capital Account balance~~continue to own Shares having a Net Asset Value not less than ~~an~~such amount as may be fixed from time to time by the Board as the Fund’s minimum investment, if any.  If a Member tenders an amount that would cause Net Asset Value of the Member’s ~~Capital Account balance~~remaining Shares to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of the tendering Member’s ~~Interest~~Shares.  A Member who tenders for repurchase ~~an Interest~~Shares initially purchased within a period determined by the Board before such tender may, as determined by the Board, be required to pay an early repurchase charge of a percentage of the repurchase price for such ~~Interest~~Shares, which charge will be withheld from the payment of the repurchase price.

(c)           The Board may cause the Fund to repurchase ~~the Interest~~Shares of a Member or any Person acquiring ~~an Interest~~Shares from or through a Member in the event that the Board determines or has reason to believe that:

(1)           such ~~Interest has~~Shares have been Transferred in violation of Section 4.3 hereof, or such ~~Interest has~~Shares have vested in any Person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member;

(2)           ownership of such ~~Interest~~Shares by a Member or other Person will cause the Fund to be in violation of, or subject the Fund to additional registration or regulation under, the securities laws of the United States or any other relevant jurisdiction;

(3)           continued ownership of such ~~Interest~~Shares may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

~~(4)           such Member’s continued participation in the Fund may cause the Fund to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;~~

(~~5~~4)           any of the representations and warranties made by a Member in connection with the acquisition of ~~an Interest~~Shares was not true when made or has ceased to be true; or

(~~6~~5)           it would be in the best interests of the Fund, as determined by the Board in its sole and absolute discretion, for the Fund to repurchase such ~~Interest~~Shares.

(d)           Provided that the Board shall have made a determination to repurchase ~~Interests, Interests~~Shares, Shares will be valued for purposes of determining their repurchase price as of any date chosen or authorized by the Board, in its discretion, as the valuation date for a repurchase offer (a “Valuation Date”). ~~Interests~~Shares to be repurchased pursuant to subsection 4.4(c) shall be tendered by the affected Members, and payment for such ~~Interests~~Shares shall be made by the Fund, at such times as the Fund shall set forth in its notice to the affected Members. ~~Interests~~Shares being tendered by Members pursuant to subsection 4.4(a) generally will need to be tendered by Members at least ninety-five (95) days prior to the applicable Valuation Date. The Fund intends to make an initial payment (“Initial Payment”) for repurchased ~~Interests~~Shares as follows: (A) for Members from whom the Fund accepts for repurchase only a portion of their ~~Interests~~Shares, the Fund intends to pay 100% of the estimated unaudited net asset value of the ~~Interests~~Shares repurchased determined as of the applicable Valuation Date ~~relating to such Units~~; and (B) for Members from whom the Fund accepts for repurchase all of their ~~Interests~~Shares, the Fund intends to pay 95% of the estimated unaudited net asset value of the ~~Interests~~Shares repurchased determined as of the applicable Valuation Date ~~relating to such Interests~~.  Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Fund, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of ~~Interests~~Shares, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds. The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the estimated unaudited net asset value of the ~~Interests~~Shares repurchased, the balance of such estimated net asset value.  The Fund will pay the balance, if any, of the purchase price based on the audited financial statements of the Fund for the Fiscal Year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the Fiscal Year in which the repurchase is effected.  (It is expected that the Fund’s annual audit will be completed within 60 days after the end of each Fiscal Year.)  The Board may, however, pay a portion of the repurchase price in Securities having a value, determined as of the applicable Valuation Date, equal to the fair market value of such Securities.  Members may be compelled to accept any portion of the redemption price in Securities without regard to the provisions of Section 18-605 of the Delaware Act.

ARTICLE V: ~~CAPITAL~~SHARES

5.1           ~~CAPITAL CONTRIBUTIONS~~SHARES

~~(a)           The minimum initial contribution of each Member to the capital of the Fund shall be such amount as the Board, in its sole and absolute discretion, may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Managers shall not be entitled to make contributions of capital to the Fund as Managers of the Fund, but may make contributions to the capital of the Fund as Members.~~

(~~b~~a)           The interest of the Members hereunder shall be divided into an unlimited number of Shares.  Minimum initial and additional investment amounts may be established by the Board, in its sole and absolute discretion.  Members may make additional ~~contributions to the capital of~~investments in the Fund effective as of such times as the Board, in its sole and absolute discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional ~~contribution to the capital of~~investments in the Fund. ~~The minimum initial capital contribution of a Member to the capital of the Fund shall be such amount as~~ Initial and any additional investments in the Fund shall be payable in cash in readily available funds at the date of the proposed acceptance of the investment, or in-kind or in such manner and at such times as may be determined by the Board~~, in its sole and absolute discretion, may determine from time to time~~.
~~(c)           Initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash, in-kind or in such manner and at such times as may be determined by the Board, payable in readily available funds at the date of the proposed acceptance of the contribution.~~
(b)           All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and nonassessable when the consideration determined by the Managers (if any) therefor shall have been received by the Fund.

(c)           The ownership of Shares shall be recorded on the books of the Fund or a transfer or similar agent. No certificates certifying the ownership of Shares shall be issued except as the Managers may otherwise determine from time to time. The Managers may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Fund as kept by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Members and as to the number of Shares held from time to time by each Member. The Managers may at any time discontinue the issuance of Share certificates and may, by written notice to each Member, require the surrender of Share certificates to the Fund for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Fund.

(d)           All consideration received by the Fund for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.  The treatment of these items under this Section 5.1(d) shall replace and be in lieu of the treatment of the same under the relevant provisions of Article V of the Prior Limited Liability Company Agreement, replacement treatment to be effective as of the effective date of this Agreement and at all times thereafter.

(e)           The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Shares and shall be so recorded upon the books of account of the Fund.  The treatment of these items under this Section 5.1(e) shall replace and be in lieu of the treatment of the same under the relevant provisions of Article V of the Prior Limited Liability Company Agreement, such replacement treatment to be effective as of the effective date of this Agreement and at all times thereafter.

(f)           Dividends and distributions on Shares may be paid to the Members or holders of Shares in accordance with Section 7.4.   Notwithstanding any provision to the contrary contained in this Agreement, the Managers shall not be required to make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.

(g)           Shares shall be transferable only in accordance with Section 4.3 hereof.

(h)           Except as provided herein, each Share of a Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund) with respect to such Class, and each Share of a Class shall be equal with respect to Net Asset Value per Share as against each other Share of such Class.  The rights attaching to all Shares of a Class shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation), and voting rights (the vote attaching to each Share or fraction thereof being equal to the dollar value of the same as of the record date for any such vote, if such record date is the last day of a Fiscal Period, or if such record date is not the last day of a Fiscal Period, the last day of a Fiscal Period most recently preceding such record date).  The Board of Managers may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares.

5.2           RIGHTS OF MEMBERS ~~TO CAPITAL~~

(a)           The Shares shall be personal property giving only the rights in this Agreement specifically set forth or as otherwise required by the Delaware Act.  The ownership of Fund assets of every description and the right to conduct any business herein before described are vested exclusively in the Managers, and the Members shall have no interest therein other than the interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Fund nor can they be called upon to share or assume any losses of the Fund.  The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified by the Managers when creating the Shares, as in preferred shares).

(b)           Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms of this Agreement and the By-laws and to have become a party hereto and thereto. The death of a Member during the continuance of the Fund shall not operate to terminate the same nor entitle the representative of any deceased Member to an accounting or to take any action in court or elsewhere against the Fund or the Managers, but only to the rights of said decedent under this Agreement.

(c)           No Member shall be entitled to interest on any ~~contribution to the capital of~~investment in the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such ~~Member’s Interest~~member’s Shares pursuant to ~~Section~~section 4.4 hereof, ~~(ii) pursuant to the provisions of Section 5.7 hereof~~ or (~~iii~~ii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof.  No Member shall be liable for the return of any such amounts. ~~No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.~~

5.3           ~~CAPITAL ACCOUNTS~~ISSUANCE OF SHARES

The Managers, in their discretion, may from time to time without authorization or vote of the Members issue Shares and additional Classes of Shares established pursuant to Section 3.1(e), in addition to the then issued and outstanding Shares and Shares held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Managers may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses.  The Managers may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares.  Issuances and repurchases of Shares may be made in whole Shares and/or fractions of a Share or multiples thereof as the Managers may determine.

~~(a)           The Fund shall establish and maintain on its books a separate Capital Account for each Member.  The Net Asset Value of each Member’s Capital Account shall equal the aggregate Net Asset Value of such Member’s Interest.~~
~~(b)           Each Member’s Capital Account shall have an initial balance equal to the amount of cash and the fair market value of any property constituting such Member’s initial contribution to the capital of the Fund, calculated after the payment of any Placement Fee charged with respect to such contribution.~~

~~(c)           Each Member’s Capital Account shall be increased by the sum of (i) the amount of cash and the fair market value of any property constituting additional contributions by such member to the capital of the Fund permitted pursuant to Section 5.1 hereof, calculated after the payment of any Placement Fees charged with respect to such contributions, plus (ii) all amounts credited to such Member’s Capital account pursuant to Sections 5.4 and 5.5 hereof.~~

~~(d)           Each Member’s Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest of such Member or distributions to such Member pursuant to Sections 4.4, 5.7 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 and 5.5 hereof; provided, however, that in the case of a Member holding a Class A Interest, such Member’s Capital Account shall first be reduced by any Investor Distribution and Servicing Fee allocable to such Class A Interest.  Expenses with respect to any Fiscal Period shall be calculated and charged as of the last calendar day of such Fiscal Period prior to giving effect to any repurchases to be made as of the end of such Fiscal Period.~~

 ~~(e)           The Fund shall maintain a Special Member Account for the Special Member for purposes of receiving the Performance Allocation pursuant to Section 5.4 hereof.  The Special Member Account shall have an initial balance of zero.~~
As of the date of this Agreement, the Board had established and duly authorized for issuance Class A Shares and Class I Shares of the Fund.

5.4           ~~ALLOCATION~~REGISTER OF ~~NET PROFIT AND NET LOSS; ALLOCATION OF OFFERING COSTS~~SHARES

A register shall be kept at the offices of the Fund or any transfer agent duly appointed by the Managers under the direction of the Managers which shall contain the names and addresses of the Members and the number of Shares held by them respectively and a record of all transfers thereof.  Separate registers shall be established and maintained for each Class of Shares.  Each such register shall be conclusive as to who are the holders of the Shares of the applicable class of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Members.  No Member shall be entitled to receive payment of any dividend or distribution, nor to have notice given to such Member as herein provided, until such Member has given its address to a transfer agent or such other officer or agent of the Managers as shall keep the register for entry thereon.  The Managers, in their discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefor and rules and regulations as to their use.

~~(a)           As of the last calendar day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period, and any offering costs required by applicable accounting principles to be charged to capital that are paid or accrued during the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Capital Account balances as of the beginning of such Fiscal Period.~~

~~(b)           Subject to Section 5.4(c) and (d) below, at the end of each Incentive Period, 10% of the excess, if any, of the Net Profits allocated to a Member’s Capital Account for such Incentive Period pursuant to Section 5.4(a) over the Net Loss debited to such Member’s Capital Account pursuant to Section 5.4(a) for such Incentive Period, shall be reallocated to the Special Member Account (the “~~Performance Allocation~~”);~~ provided however~~, that, the Net Profit upon which the calculation of the Performance Allocation is based shall be reduced to the extent of any unrecovered balance of the Loss Carryforward Amount (defined below) maintained on the books and records of the Fund for such Member.  The amount of the unrecovered balance of the Loss Carryforward Amount at the time of calculating the Performance Allocation shall be the amount existing immediately prior to its reduction pursuant to the second clause of the second sentence of Section 5.4(c).  The Capital Account of a Member making Capital Contributions to the Fund on more than one occasion will be treated as separate sub-Capital Accounts with respect to each such Capital Contribution, and the Performance Allocation and Loss Carryforward Amount will be determined separately with respect to each such sub-Capital Account.  After each Incentive Period, the Fund may combine such sub-Capital Accounts with respect to a Member as appropriate.~~

~~(c)           There shall be established on the books of the Fund for each Member a memorandum account (the “~~Loss Carryforward Amount~~”), the opening balance of which shall be zero.  At the end of each taxable year or at such other date during a taxable year as the calculation of a Performance Allocation is required to be made for such Member under this Section 5.4, the balance of each Member’s Loss Carryforward Amount shall be adjusted as follows: first, if the aggregate Net Loss with respect to such Member exceeds the aggregate Net Profit with respect to such Member since the immediately preceding date as of which a calculation of a Performance Allocation was made (or if no calculation has yet been made with respect to such Member, since its admission to the Fund), an amount equal to such excess shall be added to such Member’s Loss Carryforward Amount, and, second, if the aggregate Net Profit with respect to such Member exceeds the Net Loss with respect to such Member since the immediately preceding date as of which a calculation of a Performance Allocation was made, an amount equal to such excess, before any Performance Allocation to the Special Member Account, shall be subtracted from and shall reduce any unrecovered balance of such Member’s Loss Carryforward Amount, but not below zero.~~

~~In the event that a Member with an unrecovered balance of Loss Carryforward Amount has a portion of its Interest repurchased, the unrecovered balance of such Member’s Loss Carryforward Amount shall be reduced as of the beginning of the next Fiscal Period by an amount equal to the product obtained by multiplying the balance in such Member’s Loss Carryforward Amount by a fraction, the numerator of which is the value of the Capital Account with respect to the portion of the Member’s Interest that is repurchased as of the last day of the prior Fiscal Period and the denominator of which is the balance in such Member’s Capital~~

~~Account on the last day of the prior Fiscal Period (prior to the repurchase effected as of the last day of the Fiscal Period).  Additional Capital Contributions shall not affect any Member’s Loss Carryforward Amount.~~

~~(d)           At any time following the date on which a Performance Allocation is made, the Special Member may withdraw up to 100% of the Performance Allocation (computed on the basis of unaudited data) that was credited to the Special Member Account.  Within 30 days after the completion of the audit of the books of the Company for the year in which Performance Allocations to the Special Member Account are made, the Fund shall pay to the Special Member any additional amount of Performance Allocation determined to be owed to the Special Member based on the audit, and the Special Member shall pay to the Fund any amount of Performance Allocation previously made determined to be in excess of the amount owed to the Special Member based on the audit.~~

5.5           ~~RESERVES~~WITHHOLDING

~~Appropriate reserves may be created, accrued, and charged against Members’ Capital Accounts (on a pro rata basis in accordance with the Net Asset Value of each Interest) for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Board, such reserves to be in the amounts that the Board, in its sole and absolute discretion, deems necessary or appropriate.  The Board may increase or reduce any such reserves from time to time by such amounts as the Board, in its sole and absolute discretion, deems necessary or appropriate.~~

~~5.6           TAX ALLOCATIONS~~

~~For each Taxable Year, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior Taxable Years (or relevant portions thereof). Allocations under this Section 5.6 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such provisions of the Code and Regulations.  Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d).~~

~~Notwithstanding the preceding paragraph, in the event that the Fund repurchases a Member’s Interest, in whole or in part, the Board may, in its sole and absolute discretion, specially allocate items of Fund income and gain to that Member for tax purposes to reduce the amount, if any, by which that Member’s repurchase price exceeds that Member’s tax basis for its repurchased Interest, or specially allocate items of Fund deduction and loss to that Member for tax purposes to reduce the amount, if any, by which that Member’s tax basis for its repurchased Interest exceeds that Member’s repurchase price.~~

~~5.7           DISTRIBUTIONS~~

~~Prior to the dissolution of the Fund, the Board, in its sole and absolute discretion, may authorize the Fund to make distributions in cash or in kind at any time to any one or more of the Members, subject to Section 18-607 of the Delaware Act.  Members may be compelled to accept in-kind distributions without regard to the provisions of Section 18-605 of the Delaware Act.~~

~~5.8           WITHHOLDING~~

(a)           The Board may withhold from any distribution to a Member~~, or deduct from a Member’s Capital Account,~~ and pay over to the Internal Revenue Service (or any other relevant taxing authority) any taxes due in respect of such Member to the extent required by the Code or any other applicable law.

~~(b)           For purposes of this Agreement, any taxes so withheld or deducted by the Fund shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable or payable to such Member pursuant to this Agreement and reducing the Capital Account of such Member.~~

(~~c~~b)           The Board shall not be obligated to apply for or obtain a reduction of or an exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, such Member shall furnish the Board with such information and forms as such Member may be required to complete in order to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund, the Board and each of the other Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

5.6           RESERVES

(a)           All provisions under Section 5.6 of the Prior Limited Liability Company Agreement (also under the heading “Reserves”) shall be understood as terminated as of the date of the Conversion, with no further rights on the part of any Member to specific credits with respect to reductions in previously established reserves for the liabilities of the Fund and no further rights on the part of the Fund to collections from Members with respect to increases in previously established reserves for Fund liabilities.

(b)           Also as of the date of the Conversion all matters relating to Fund reserves of the nature contemplated by the preceding clause (a) shall be governed by Sections 5.1(e), 6.2 and 7.4(c) hereof.

ARTICLE VI: DISSOLUTION AND LIQUIDATION
6.1           DISSOLUTION

The Fund shall be dissolved only:

(1)           upon the affirmative vote to dissolve the Fund by the Board;

(2)           upon the determination by the Board not to continue the business of the Fund or the failure of Members to elect the required number of Managers at a meeting called by ASGI in accordance with Section 2.6(c) hereof;

(3)           at any time there are no Members in accordance with and subject to Section 18-801(a)(4) of the Delaware Act; or

(4)           the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or, in connection with clause (2) above, the conclusion of the 60-day period as provided in Section 2.6, but the Fund shall not terminate until the assets of the Fund have been liquidated, and the business and affairs of the Fund have been wound up, in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2           LIQUIDATION OF ASSETS

(a)           Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board shall promptly appoint ASGI as the liquidator, and ASGI shall liquidate the assets, and wind up the business and affairs of the Fund, except that, if ASGI is unable or unwilling to perform this function, the Board shall appoint another Person to serve as liquidator, and, if the Board is unable or unwilling to appoint another Person to serve as liquidator, Members holding a majority of the total number of votes eligible to be cast by all Members shall appoint another Person to serve as liquidator, and such Person shall promptly liquidate assets, and wind up the business and affairs of the Fund. ~~Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof.~~ The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board, ASGI or the liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall be distributed in accordance with Section 18-804 of the Delaware Act as follows:

(1)           the debts of the Fund and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid in accordance with priority and on a pro rata basis in accordance with their respective amounts; and

~~(2)           the Special Member shall next be paid any balance in the Special Member Account after giving effect to the Performance Allocation, if any, to be made pursuant to Section 5.4; and~~

(~~3~~2)           the Members shall next be paid on a pro rata basis in accordance with the ~~positive balances~~ Net Asset Value of their ~~respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the Fiscal Period ending~~Shares on the date of the distributions under this Section 6.2(a)(2).

(b)           Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board or other liquidator may distribute ratably to the Members in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made ~~(i)~~, the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above~~, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution~~. Members may be compelled to accept in-kind distributions without regard to the provisions of Section 18-605 of the Delaware Act.

ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

7.1           ACCOUNTING AND REPORTS

(a)           The Fund shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole and absolute discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)           After the end of each Taxable Year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s ~~Interest~~Shares as is necessary for such Member to complete federal, state, and local income tax or information returns and any other tax information required by federal, state, or local law.

(c)           Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an audited annual report containing the information required by such Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish to each Member such other periodic reports as the Board deems necessary or appropriate in its sole and absolute discretion.

7.2           DETERMINATIONS BY THE BOARD OF MANAGERS

~~(a)~~           All matters concerning the determination ~~and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon~~

~~and~~of accounting ~~procedures applicable thereto,~~matters shall be determined by the Board in its sole and absolute discretion unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations ~~and allocations~~ shall be final and binding on all the Members.

~~(b)           The Board in its sole and absolute discretion may make such adjustments to the computation of Net Profit or Net Loss or any components thereof as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocations thereof among the Members.~~

7.3           VALUATION OF ASSETS

(a)           Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last calendar day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act, such that Securities and other assets owned by the Fund will be valued at market value, if market quotations are readily available, or will be valued  at fair value, as described below in 7.3(b). In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data, or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)           The Fund will value assets for which market quotations are not readily available and interests in Investment Funds at their “fair value,” as determined in good faith by the Board, which value ordinarily will be the value of an interest in an Investment Fund determined by the Investment Manager of the Investment Fund in accordance with the policies established by the Investment Fund, absent information ~~indicating~~in the Board’s determination and discretion that indicates that such value does not represent the fair value of the interest.

(c)           The value of Securities and other assets of the Fund and the Net Assets of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them in the absence of manifest error.

7.4           DISTRIBUTIONS TO MEMBERS.

(a)           Dividends and distributions on Shares may be paid to the Members or holders of Shares, with such frequency as the Managers may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Managers may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund.  All dividends and distributions on Shares of a class shall be distributed pro rata to the Members or other holders of

Shares of such class in proportion to the number of Shares of such class held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Managers may determine that no dividend or distribution shall be payable on Shares as to which the Member's purchase order and/or payment have not been received by the time or times established by the Board of Managers under such program or procedure.  Dividends and distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Board of Managers or pursuant to any program that the Board of Managers may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such dividend or distribution to that person.  Any dividend or distribution paid in Shares will be paid at the Net Asset Value thereof.  Notwithstanding anything in this Agreement to the contrary, the Managers may at any time declare and distribute a dividend of stock or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such dividends or distributions.

(b)           Prior to the dissolution of the Fund, the Board, in its sole and absolute discretion, may authorize the Fund to make distributions in cash or in kind at any time to any one or more of the Members, subject to Section 18-607 of the Delaware Act.  Members may be compelled to accept in-kind distributions without regard to the provisions of Section 18-605 of the Delaware Act.

(c)           The Fund may always retain such amount as they may deem necessary to pay the debts or expenses of the Fund or to meet obligations of the Fund, or as the Managers otherwise may deem desirable to use in the conduct of the Fund’s affairs or to retain for future requirements or extensions of the business.

(d)           Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Managers the power in their discretion to distribute for any Taxable Year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Fund to avoid or reduce liability for taxes.

7.5           POWER TO MODIFY FOREGOING PROCEDURES

Notwithstanding any of the foregoing provisions of this Article VII, the Managers may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Fund's Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Fund to comply with any provision of the 1940 Act, or other applicable laws or regulations, or any order of exemption issued by the U.S. Securities and Exchange Commission, all as in effect now or hereafter amended or modified.

7.6           DIVIDEND REINVESTMENT PLAN

The Managers may establish a dividend reinvestment plan for any Class of Shares providing for the automatic reinvestment of cash dividends on the Shares of such Class in additional shares of such Class or of another Class of Shares.  Unless otherwise determined by the Managers, all dividends on Shares of any Class for which such a dividend reinvestment plan has been established shall automatically be reinvested in the Fund pursuant to such plan unless the holder of such Shares shall affirmatively elect, in such manner as specified by the Fund, not to participate in the dividend reinvestment plan.

ARTICLE VIII: MISCELLANEOUS PROVISIONS

8.1           AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT

(a)           Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)           The execution of an instrument setting forth the establishment and designation and the relative rights of any Class of Shares in accordance with Section 3.1 hereof shall, without any authorization, consent or vote of the Members, effect an amendment of this Agreement.

(~~b~~c)           Any amendment that would:

(1)           increase the obligation of a Member to make any ~~contribution to the capital of~~additional investment in the Fund; or

(2)           ~~reduce~~result in the ~~Capital Account~~forfeiture of any portion of a ~~Member~~Member’s Shares;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender all of its ~~Interest~~Shares for repurchase by the Fund. Any amendment required or permitted to be submitted to Members which, as the Managers determine, shall affect the Members of one or more Classes shall be authorized by vote of the Members of each Class affected and no vote of Members of a Class not affected shall be required.

(d)           Nothing contained in this Agreement shall permit the amendment of this Agreement to impair the exemption from personal liability of the Members, Managers, officers, employees and agents of the Fund or to permit assessments upon Members.

(~~c~~e)           The power of the Board to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

(1)           restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)           amend this Agreement to effect compliance with any applicable law or regulation (other than with respect to the matters set forth in Section 8.1(~~b~~c) and (d) hereof) or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

~~(3)           amend this Agreement to make such changes as may be necessary or advisable to ensure that the Fund will not be treated as an association or a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code; and~~

(~~4~~3)           as provided in Section 3.1(e).

(~~d~~f)           The Board shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(~~c~~e) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2           SPECIAL POWER OF ATTORNEY

(a)           Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

(1)           any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)           any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and

(3)           all such other instruments, documents, and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)           Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each other Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)           This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and any liquidator of the Fund’s assets and, as such:

(1)           shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, Board or liquidator shall have had notice thereof; and

(2)           shall survive a Transfer by a Member of such Member’s ~~Interest~~Shares, except that where the Transferee thereof has been approved by the Board, this power-of-attorney given by the Transferor shall survive such Transfer for the sole purpose of enabling the Board to execute, acknowledge, and file any instrument necessary to effect such Transfer.

8.3           NOTICES

Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail or commercial courier service or, if to the Fund or the Board, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided (a) when delivered by hand, on the date delivered, (b) when sent by mail or commercial courier service, when deposited, postage or fee prepaid, and (c) when sent, if sent by telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4           AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

8.5           APPLICABILITY OF 1940 ACT AND FORM N-2

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Fund’s Form N-2 that affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges, and obligations of the

Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Fund’s Form N-2.

8.6           CHOICE OF LAW

Notwithstanding the place where this Agreement or the ~~subscription agreement~~Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

8.7           NOT FOR BENEFIT OF CREDITORS

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, and the Fund. This Agreement is not intended for the benefit of creditors, in their capacity as such, and no rights are granted to creditors, in their capacity as such, under this Agreement.

8.8           THIRD-PARTY BENEFICIARIES

Each Indemnitee is a third-party beneficiary of Section ~~3.7~~3.8.

8.9           MERGER AND CONSOLIDATION

(a)           The Fund may merge or consolidate with or into one or more limited liability companies or other business entities pursuant to an agreement of merger or consolidation that has been approved by the Board in the manner contemplated by Section 18-209(b) of the Delaware Act or may sell, lease or exchange all or substantially all of the Fund property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Board, in each case without the vote or consent of the Members.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved by the Board in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company; provided, however, that no such merger or consolidation shall have the effect of amending this Agreement in a manner not permitted under Section 8.1.

8.10           PRONOUNS

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

8.11           CONFIDENTIALITY

(a)           A Member may obtain from the Fund, for any purpose reasonably related to such Member’s ~~Interest~~Shares, such information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board. Notwithstanding the foregoing, no other right shall be available to the Members, including the right to obtain information as provided in Section 18-305 of the Act; and further provided, that, the Board or its designee shall have the right to impose such restrictions with respect to such examination as the Board or its designee, in its discretion, determines are appropriate under the circumstances.  Notwithstanding the foregoing, the Board or its designee shall have the right to keep confidential from Members for such period of time as the Board or its designee deems reasonable, any information that the Board or its designee reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or its designee in good faith believes could damage the Fund or its business or that the Fund is required by law or by agreement with a third party to keep confidential including, but not limited to, the names of Members and former Members; the names, or other identifying information, of Investment Funds, Securities and Investment Managers; and the terms of any agreement with any Member.

(b)           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other Person the name and/or address (whether business, residence, or mailing) of any other Member (collectively, “Confidential Information”) without the prior written consent of the Board or its designee, which consent may be withheld in its sole and absolute discretion.

(c)           Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its owners, principals, partners, members, managers, directors, officers, employees, agents assigns, successors or legal representatives or any of its Affiliates, including any of such Affiliates’ owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members and the Fund shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus the recovery of reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.  In the event that the Fund determines that any of the Members or any of such Member’s owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives or any of its Affiliates, including any of such Affiliates’ owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the Members agrees that the Fund may, at its own expense, pursue in a court of appropriate jurisdiction such injunctive relief.

8.12           SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.13           FILING OF RETURNS

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, ~~a Federal information tax return in compliance with Section 6031 of the Code and~~ any required federal, state and local income tax ~~and information~~ returns for each tax year of the Fund.

~~8.14           TAX MATTERS PARTNER~~

~~(a)           ASGI shall be designated on the Fund’s annual Federal income tax return, and have full powers and responsibilities, as the initial Tax Matters Partner of the Fund for purposes of Section 6231(a)(7) of the Code. In the event that ASGI is no longer a Member, the Board shall designate a Member to be Tax Matters Partner in accordance with the procedures of Section 3.3 herein. Should any Member (including ASGI) be designated as the Tax Matters Partner for the Fund pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Manager selected by the Board all of its rights, powers, and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge, and file any and all reports, responses, and notices, and to do any and all things required or advisable, in the Manager’s judgment, to be done by such a Tax Matters Partner. Any Member designated as the Tax Matters Partner for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.~~

~~(b)           Each Person (for purposes of this Section 8.14, called a “Pass-Thru Member”) that holds or controls Interests on behalf of, or for the benefit of, another Person or Persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another Person or Persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice, demand, request or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Member. In the event the Fund shall be the subject of an income tax audit by any Federal,~~

~~state, or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement, or review shall be borne by the Fund.~~

~~8.15           SECTION 754 ELECTION~~

~~In the event of a distribution of the Fund’s property to a Member or an assignment or other Transfer (including by reason of death) of the Interest of a Member in the Fund, at the request of a Member, the Board, in its sole and absolute discretion, may cause the Fund to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund’s property as provided by Sections 734 and 743 of the Code.~~

~~8.16~~8.14	USE OF NAMES “ALTERNATIVE STRATEGIES GROUP, INC.,” “ASGI” AND “ASGI ~~AURORA OPPORTUNITIES FUND~~AURORA OPPORTUNITIES FUND, LLC”

ASGI hereby grants to the Fund a royalty-free, non-exclusive license to use the name “Alternative Strategies Group, Inc.,” “ASGI” or “ASGI Aurora Opportunities Fund, LLC” (or an abbreviation or derivation thereof) in the name of the Fund.  Such license may, at such time as neither ASGI nor an Affiliate of ASGI shall serve as an investment adviser to the Fund, or at such time as neither Aurora Investment Management L.L.C. (“Aurora”) nor an affiliate of Aurora shall serve as a sub-adviser to the Fund, upon fifteen (15) days notice by ASGI, or upon termination of this Agreement, be terminated by ASGI, in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the names “Alternative Strategies Group, Inc.,” “ASGI” and “ASGI Aurora Opportunities Fund, LLC” (or an abbreviation or derivation thereof) in the name of the Fund or otherwise. The names “Alternative Strategies Group, Inc.,” “ASGI” or “ASGI Aurora Opportunities Fund, LLC” (or an abbreviation or derivation thereof) may be used or licensed by ASGI in connection with any of its activities or licensed by ASGI to any other party.

~~8.17~~8.15                      ACKNOWLEDGMENT BY THE PARTIES

Each of the undersigned acknowledges having read this Agreement in its entirety before signing, including the confidentiality clause set forth in Section 8.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

~~INITIAL MANAGING MEMBER~~MANAGERS:

~~ALTERNATIVE STRATEGIES GROUP, INC.~~

~~By:~~ ____________________
Name: ~~Adam Taback~~
Title: ~~President~~Manager

____________________
Name:
Title: Manager

____________________
Name:
Title: Manager

____________________
Name:
Title: Manager

____________________
Name:
Title: Manager

____________________
Name:
Title: Manager

____________________
Name:
Title: Manager

MEMBERS:

Each Person who shall sign a subscription agreement, application or certification and who shall be accepted by the Board to the Fund as a Member.